Exhibit 99.2

Part II

Item 6.	Selected Financial Data

Selected financial data set forth below are presented for the period January 1, 2014 to August 31, 2014 (the “Predecessor Period”) prior to ETP’s acquisition of Susser on August 29, 2014 (the “ETP Merger”). From September 1, 2014 to December 31, 2014, financial data is presented for the Partnership after the ETP Merger and under the application of “push down” accounting that required its assets and liabilities to be adjusted to fair value on August 31, 2014 (“Successor Period”). The following tables set forth key operating metrics as of and for the periods indicated and have been derived from our audited historical consolidated financial statements. For the year ended December 31, 2014, we have combined the Predecessor Period and the Successor Period and presented the unaudited financial data on a combined basis for comparative purposes. This combination does not comply with generally accepted accounting principles or the rules for unaudited pro forma presentation, but is presented because we believe it provides the most meaningful comparison of our financial results. The impact to the 2014 Successor Period from “push down” accounting related to the ETP Merger resulted in a $1.7 billion net change in the fair value of the Partnership’s assets and liabilities and a $4.1 million decrease in depreciation expense, offset by a $3.9 million increase in amortization expense.

The 2014 results also reflect the results of the Susser, Sunoco LLC, Sunoco Retail, and MACS acquisitions beginning on September 1, 2014, the initial date of common control, since these acquisitions were accounted for as transactions between entities under common control, and the results of the Aloha acquisition beginning on December 16, 2014.

Prior to our September 25, 2012 IPO, our wholesale assets were a part of the integrated operations of Susser. Accordingly, gross profit in the period prior to our IPO includes only gross profit received from third parties for our wholesale distribution services. In addition, the results of operations included results from consignment contracts retained by Susser following the IPO. For this reason, our results of operations are not comparable before and after the IPO.

The selected financial data should be read in conjunction with the audited consolidated financial statements and related notes thereto, and Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

	Successor	Combined	Predecessor
	Year ended December 31, 2015	Year ended December 31, 2014 (3) (unaudited)	Year ended December 31, 2013	Year ended December 31, 2012 (1)	Year ended December 31, 2011
	(in thousands, except per unit data)
Statement of Income Data:
Total revenues	$18,460,216	$10,835,026	$4,492,579	$4,321,412	$3,874,980
Total gross profit	1,983,903	636,740	70,964	51,502	43,023
Operating expenses	1,650,570	571,711	30,026	28,090	26,062
Income from operations	333,333	65,029	40,938	23,412	16,961
Net income attributable to limited partners	$87,238	$56,743	$37,027	$17,570	$10,598
Net income per common limited partner unit (2)	$1.11	$1.87	$1.69	$0.42
Net income per subordinated limited partner unit (2)	$1.40	$1.87	$1.69	$0.42
Cash distribution per unit (2)	$2.89	$2.17	$1.84	$0.47
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$438,622	$352,644	$50,680	$16,488	$14,665
Investing activities	$(2,454,812)	$(1,019,702)	$6,358	$(190,949)	$(19,153)
Financing activities	$1,952,236	$647,552	$(55,640)	$180,973	$(21)

	Successor		Predecessor
	As of December 31,
	2015	2014 (3) (unaudited)	2013	2012	2011
	(in thousands)
Balance Sheet Data (at period end):
Cash and cash equivalents	$72,627	$136,581	$8,150	$6,752	$240
Property and equipment, net	3,154,826	2,799,330	180,127	68,173	39,049
Total assets	8,841,819	8,773,080	390,084	355,800	231,316
Total liabilities	3,579,082	2,764,920	310,391	277,468	115,503
Total equity	5,262,737	6,008,160	79,693	78,332	115,813

(1)

Results include activity prior to our IPO on September 25, 2012 when our wholesale assets were integrated with Susser. Our results of operations for fiscal 2012 are not comparable before and after September 25, 2012.

(2)	Calculated based on operations since September 25, 2012, the date of our IPO.
(3)

Reflects combined results of the Predecessor period from January 1, 2014 through August 31, 2014, and the Successor period from September 1, 2014 to December 31, 2014. The impact from “push down” accounting related to the ETP Merger resulted in a $1.7 billion net change in the fair value of the Partnership’s assets and liabilities and a $4.1 million decrease in depreciation expense, offset by a $3.9 million increase in amortization expense. See Note 4 in the accompanying Notes to Consolidated Financial Statements.